EXHIBIT 10.33

SPECTRA ENERGY CORP
EXECUTIVE SHORT-TERM INCENTIVE PLAN
(as amended and restated)
ARTICLE I — GENERAL
SECTION 1.1 Purpose. The purpose of the amended and restated Spectra Energy Corp Executive Short-Term Incentive Plan, (the “Plan”) is to benefit and advance the interests of Spectra Energy Corp, a Delaware corporation (the “Corporation” or the “Company”), by rewarding selected senior executives of the Corporation and its subsidiaries for their contributions to the Corporation’s financial success and thereby motivate them to continue to make such contributions in the future by granting annual performance-based awards (individually, “Award”).
SECTION 1.2 Administration of the Plan. The Plan shall be administered by a committee (“Committee”) which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. The Committee shall be the Compensation Committee of the Corporation’s Board of Directors (“Board”) (or such subcommittee as may be appointed by the Board) except that (i) the number of directors on the Committee shall not be less than two (2) and (ii) each member of the Committee shall be an “outside director” within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the “Code”). All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee to the extent consistent with the provisions of Section 162(m) of the Code. The determination of such majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority and discretion to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below (“Participants”).
No member of the Committee will be liable for any action, omission or determination made by the Committee with respect to the Plan or any Award under it and the Corporation shall indemnify and hold harmless each member of the Committee and each other director or employee of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan or any Award under it unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Corporation.
SECTION 1.3 Eligible Persons. Eligibility to participate in the Plan will be limited to (1) those individuals who are “officers” within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and (2) any other employee of the Corporation who, in the sole judgment of the Committee, could be treated as a “covered employee” under Section 162(m) at the time income may be recognized by such Participant in connection with an Award granted under the Plan.
SECTION 1.4 Partial Year Participation. An executive officer who becomes eligible after the beginning of a Performance Period may participate in the Plan for that Performance Period on terms and conditions determined by the Committee, it being understood that if an executive officer becomes eligible more than 90 days after the beginning of the Performance Period, the Committee may either use the established Performance Targets (as defined below) for such Participant based on performance during the remainder of the Performance Period or establish different Performance Targets and/or a different performance period for such Participant provided such Performance Targets and/or performance period satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2).

ARTICLE II — AWARDS
SECTION 2.1 Awards. The Committee may grant Awards to eligible employees with respect to each fiscal year of the Corporation, or such other performance period determined by the Committee, subject to the terms and conditions set forth in the Plan.
SECTION 2.2 Terms of Awards. No later than 90 days after the commencement of each fiscal year of the Corporation, or within the period required to qualify for the “performance-based compensation” exception to Code Section 162(m) with respect to other performance periods, the Committee shall establish (i) performance targets (“Performance Targets”) for the Corporation for such fiscal year or other period (any such period, a “Performance Period”) and (ii) target awards (“Target Awards”) that correspond to the Performance Targets, for each Participant to whom an Award for the Performance Period is granted. The Committee may establish Performance Targets for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code in terms of specified levels of any of the following business measures, which may be applied with respect to the Corporation, or any of its subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: total shareholder return; stock price; stock price increase; return on equity; return on capital; return on capital employed; earnings per share; debt/equity; interest coverage; coverage ratios; cash coverage ratio; distribution coverage ratio; dividend coverage ratio; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); debt to EBITDA; debt to capital; ongoing earnings; cash flow (including distributable cash flow, operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); revenues; net income; operating income; pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; market share; employee satisfaction; safety record; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments or other distributions; expenses; retained earnings; completion of acquisitions, divestitures and corporate restructurings; operation and maintenance expense; environmental, health, safety and/or operational measures; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, safety, product market share or management. At the time the Committee determines the terms of the Performance Target(s), the Committee may also specify any exclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should appropriately be excluded, as applicable, for purposes of measuring performance against the applicable Performance Targets provided that such excluded items are objectively determinable by reference to the Corporation’s financial statements, notes to the Corporation’s financial statements and/or management’s discussion and analysis of financial condition and results of operations, appearing in the Corporation’s Annual Report on Form 10-K for the applicable year. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Targets unsuitable, the Committee may modify such Performance Targets, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m). In addition, a performance measure used to determine a Performance Target may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in law, accounting practices or unusual or nonrecurring items or occurrences or to satisfy applicable regulatory requirements. Any such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of an Award that is intended to qualify for exemption under Section 162(m). Alternatively, the Committee may establish Performance Targets in terms of such strategic objectives as it may from time to time specify for Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.
SECTION 2.3 Limitation on Awards. The aggregate amount of all Awards payable to any Participant during any one calendar year shall not exceed Five Million Dollars ($5,000,000.00).

SECTION 2.4 Determination of Award. The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify in writing whether any Performance Target has been achieved, and, if so, the highest Performance Target that has been achieved, all in the manner required by Section 162(m) of the Code. If any Performance Target has been achieved, the Awards, determined for each Participant with reference to the Target Award that corresponds to the highest Performance Target achieved, for such Performance Period shall have been earned except that the Committee may reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance, to reflect the failure of the Participant to remain in the continuous employ of the Corporation or its subsidiaries throughout the applicable Performance Period, or for any other reason. Such awards shall become payable in cash as promptly as practicable thereafter, but in no event more than two and one-half months following the end of the year in which the Performance Period ends. Notwithstanding the foregoing, the Committee may permit a Participant to elect to defer payment of all or any portion of the Award the Participant might earn for a Performance Period, by making a deferral election on such terms and conditions as the Committee or a delegate thereof may establish from time to time, or in accordance with the terms and conditions of a deferral plan sponsored by the Company or one of its affiliates.
ARTICLE III — MISCELLANEOUS
SECTION 3.1 No Rights to Awards or Continued Employment. No employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained by the Corporation or any of its subsidiaries.
SECTION 3.2 Clawback. Notwithstanding anything in the Plan to the contrary, the Corporation will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Corporation or any of its affiliates at any time to a Participant under the Plan.
SECTION 3.3 Restriction on Transfer, Beneficiary. Awards (or interests therein) to a Participant or amounts payable with respect to a Participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee may, in its discretion, permit Participants to designate a beneficiary or beneficiaries to receive, in the event of the Participant’s death, any amounts remaining to be paid with respect to the Participant under the Plan. In such event, the Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries and, to be effective, any such designation, revocation, or redesignation must be in such written form as the Corporation may prescribe and must be received by the Corporation prior to the Participant’s death. If beneficiary designations are not permitted, a Participant dies without effectively designating a beneficiary or if all designated beneficiaries predecease the Participant, any amounts remaining to be paid with respect to the Participant under the Plan, shall be paid to the Participant’s estate.
SECTION 3.4 Tax Withholding. The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries federal, state, local or other taxes with respect to such payments.
SECTION 3.5 No Restriction on Right of Corporation to Effect Changes; No Restriction on Other Compensation. The Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.
Nothing in the Plan shall preclude or limit the ability of the Corporation to pay any compensation to a Participant under the Corporation’s other compensation and benefit plans and programs, including without limitation any equity or bonus plan program or arrangement.
SECTION 3.6 Source of Payments. The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.7 Termination and Amendment. The Plan shall continue in effect until terminated by the Board. The Committee may at any time amend or otherwise modify the Plan in such respects as it deems advisable; provided, however, no such amendment or modification may be effective without Board approval or Corporation shareholder approval if such approval is necessary to comply with the requirements for qualified performance-based compensation under Section 162(m) of the Code.
SECTION 3.8 Governmental Regulations. The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.
SECTION 3.9 Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
SECTION 3.10 Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the state of Texas.

SECTION 3.11 Effective Date. The Effective Date of the amended and restated Plan shall be the date of approval by the Corporation’s shareholders. Payment of any Awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such shareholder approval is obtained, no Award shall be paid or payable pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their re-approval with respect to Awards payable for the taxable years of the Corporation commencing on and after the five year anniversary of initial shareholder approval.
IN WITNESS OF its amendment and restatement by the Board on February 16, 2016, this Plan is executed on behalf of the Corporation this 11th day of March, 2016.

SPECTRA ENERGY CORP

By:
Chief Administrative Officer

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